Exhibit 5.1

Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada llp
Royal Bank Plaza, South Tower, Suite 3800
200 Bay Street, P.O. Box 84
Toronto, Ontario  M5J 2Z4  CANADA

F: +1 416.216.3930

nortonrosefulbright.com

September 19, 2014

United States Securities and Exchange Commission

Washington, DC

20549 USA

Gold Reserve Inc.

926 West Sprague Avenue, Suite 200

Spokane, Washington
99201 USA

Dear Sirs/Mesdames:

Re: Gold Reserve Inc.  - Post-Effective Amendment No. 1 to Registration Statement on Form F-3 (Registration No. 333-191955)

We have acted as Alberta counsel to Gold Reserve Inc., a corporation continued under the Business Corporations Act (Alberta) (the “Company”), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission relating to the registration of 14,784,915 Class A Common Shares of the Company (“Class A Common Shares”) and up to 875,000 Class A Common Shares that may be issued upon exercise of certain Class A Common Share purchase warrants (the “Warrants”),  all of which such Class A Common Shares are registered under the Registration Statement for resale by the selling shareholders named in the prospectus forming a part of the Registration Statement (the “Selling Shareholders”).

The Class A Common Shares registered under the Registration Statement include: (i) 14,784,915 Class A common shares held by the Selling Shareholders and (ii) 875,000 Class A Common Shares that may be issued upon the exercise of the Warrants held by the Selling Shareholders. The Warrants were issued to the Selling Shareholders in a non-brokered private placement of units of securities issued by the Company in two tranches. 750,000 Warrants were issued to certain Selling Shareholders in the first tranche and 125,000 Warrants were issued to certain other Selling Shareholders in the second tranche. The Warrants issued in the first tranche and second tranche are set to expire on August 28, 2015 and September 20, 2015, respectively. Until each Warrant’s expiration date, it is exercisable for one Class A Common Share at a per share price of U.S. $4.00.   There are Class A Common Share purchase rights attaching to such shares (the “Rights Shares”) pursuant to that certain Amended and Restated Shareholder Rights Plan Agreement dated as of June 11, 2009, as amended  by the First Amendment to the Amended and Restated Shareholder Rights Plan Agreement dated June 27, 2012, entered into between the Company and Computershare Trust Company of Canada (the “Rights Plan”).

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that:

1.         the 14,784,915 Class A Common Shares registered under the Registration Statement are validly issued, fully paid and non-assessable;

2.         the 875,000 Class A Common Shares underlying the Warrants have been duly authorized and reserved for issuance and when issued and delivered against payment therefor in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable; and

3.         upon issuance and delivery of the Rights Shares in accordance with the terms and conditions of the Rights Plan, and upon receipt of the full consideration for the Rights Shares as determined pursuant to the Rights Agreement, the Rights Shares will be validly issued, fully paid and non-assessable.

This opinion is solely for your benefit and is not to be relied upon or reviewed by any other party without our prior written consent.

We hereby consent to the use of our opinion as an exhibit, and consent to the use of our name, in the Registration Statement.

Yours truly,

(SIGNED)  “NORTON ROSE FULBRIGHT CANADA LLP”